Exhibit 3.117

CHARTER

OF

SALVAGE AUCTION OF CHATTANOOGA, INC.

The undersigned, acting as the incorporator under the Tennessee Business Corporation Act, adopts the following charter for such corporation:

1. The name of the corporation is: Salvage Auction of Chattanooga, Inc.

2. The corporation is authorized to issue one thousand (1,000) shares of common stock, which shares collectively shall have unlimited voting rights and the right to receive the net assets of the corporation upon dissolution.

3. The street address and zip code of the corporation’s initial registered office is:

Route 2, Hillview Drive

Hendersonville, TN 37075

4. The corporation’s initial registered office is located in Sumner County, Tennessee.

5. The name of the corporation’s initial registered agent at that office is Robert Poole.

6. The name, address and zip code of the incorporator is:

John B. Owens, Jr.

Owens & Herring

Suite 200

200 Fourth Avenue North

Nashville, TN 37219

County of Davidson

7. The street address and zip code of the principal office of the corporation is:

246 Wilson Pike Circle

Brentwood, TN 37027

County of Williamson

8. The corporation is for profit.

9. Commencing with the filing of this charter and pursuant to Section 48-12-102(b)(3) of the Tennessee Business Corporation Act (“TBCA”), no director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) for unlawful distributions pursuant to Section 48-18-304, TBCA.

Commencing with the filing of this charter and pursuant to Sections 48-18-301 and 48-18-403, TBCA, no director or officer of the corporation shall be liable for any action taken as a director or an officer or any failure to take any action, if he performed the duties of his office in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, in a manner he reasonably believes to be in the best interests of the corporation, and in compliance with the standards of conduct set forth in Sections 48-18-301 and 48-18-403, TBCA, as amended or modified from time to time.

To the fullest extent permitted by the provisions of Section 48-18-501, et seq., TBCA, as amended or modified from time to time, this corporation shall indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (a) he conducted himself in good faith and (b) he reasonably believed: (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participant in and beneficiaries of the plan is conduct that satisfies the requirements of (b)(ii) above. The termination of proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, be determinative that the director did not meet the standard of conduct previously set forth in this paragraph. A corporation will not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity in which he was adjudged liable on the basis that personal benefit was improperly received by him, The corporation shall pay few or reimburse the reasonable expenses, including reasonable attorneys fees, incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if (a) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct previously set forth herein and in Section 48-18-502, TBCA, (b) the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he is not entitled to indemnification, and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification under the law of the state of Tennessee then in effect. Such indemnification and advancement of expenses will be undertaken in accordance with Section 48-18-501 et seq., of the TCBA.

Any repeal or modification of this Paragraph 9, by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of each repeal or modification or with respect to events occurring prior to such time.

10. The initial sole director of the corporation shall be Robert Poole.

11. This Charter shall be effective when filed with the Secretary of State.

Dated this 14th day of August 1989.

/s/ John B. Owens, Jr.
John B. Owens, Jr., Incorporator

ARTICLE OF AMENDMENT TO THE CHARTER

OF

SALVAGE AUCTION OF CHATTANOOGA, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its Charter:

1. The name of the corporation is: Salvage Auction of Chattanooga, Inc.

2. The text of the amendment adopted in as follows:

Delete in its entirety Paragraph 1 of the corporation’s Charter and in lieu thereof substitute the following as Paragraph 1 of the Charter:

i.	The name of the corporation is: SADISCO of Chattanooga, Inc.

3. This amendment was duly adopted by the written consent of the Shareholder on March 29, 1991.

4. This amendment is to be effective when filed with the Secretary of State.

Dated this 1st day of April, 1991.

SALVAGE AUCTION OF CHATTANOOGA, INC.

By:	/s/ John B. Owens, Jr.
John B. Owens, Jr.,
Assistant Secretary

ARTICLE OF AMENDMENT TO THE CHARTER

OF

SADISCO OF CHATTANOOGA, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1. The name of the corporation is:

Sadisco of Chattanooga, Inc.

2. The text of each amendment adopted is:

Paragraph 1 of the Charter is deleted and the following is:

AUTO DISPOSAL OF CHATTANOOGA, INC.

3. The corporation is a for-profit corporation.

4. The manner for implementation of any exchange, reclassification, or cancellation of issued shares is as follows:

NONE

5. The amendment was duly adopted at a meeting of the Directors on the 12th day of April, 2002.

6. This amendment shall be effective upon the filing of these Articles of Amendment to the Charter.

DATED this 11th day of June, 2002.

SADISCO OF CHATTANOOGA, INC.

By:	/s/ Robert D. Poole
Robert D. Poole, President